Exhibit 99

Cedar Fair, L.P. Press Release
For Immediate Release May 1, 2006	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR, L.P. ANNOUNCES 2006 FIRST QUARTER RESULTS

SANDUSKY, OHIO, May 1, 2006 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the first quarter of 2006.

Dick Kinzel, chairman, president and chief executive officer, explained that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130 to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Castaway Bay and Knott's Berry Farm are open year-round, with Knott's Berry Farm operating at its lowest level of attendance in the first quarter of the year. Cedar Fair's other first quarter revenues have historically been minimal.

Net revenues for the quarter ended March 26, 2006, decreased 4% to $23.9 million from $24.8 million in 2005, due primarily to a decrease in revenues at the Partnership's indoor water park resort, Castaway Bay, in Sandusky, Ohio. This decrease was the result of lower occupancy and average daily room rates at the resort in 2006, which were anticipated in light of increased competition in the Sandusky area and following a very successful inaugural year in 2005. In addition, first quarter results for 2005 benefited from the earlier timing of the Easter and spring-break seasons at Knott's Berry Farm and Castaway Bay compared to 2006, which should benefit the second quarter in 2006. The decrease in revenues at Castaway Bay was somewhat offset by improved operating results at Knott's Berry Farm, which benefited from favorable weather comparisons to the first quarter of 2005 when Southern California experienced record rainfall.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Partnership's seasonal amusement and water parks, and daily operations at Knott's Berry Farm and Castaway Bay. Excluding depreciation and other non-cash charges, total operating costs and expenses for the quarter increased slightly to $48.2 million from $47.8 million in 2005. After depreciation and a small non-cash charge for unit options, operating costs and expenses decreased 1% to $51.6 million from $52.2 million in 2005.

Interest expense for the first quarter increased $700,000, or 11%, due in large part to higher short-term rates. In addition, the unamortized loan fees from the Partnership's previous revolving credit agreement, which was replaced with a new facility in the period, were charged to interest expense.

Included in the 2005 first quarter net income is a non-cash credit of $459,000 to account for the change in fair value of two interest rate swap agreements that expired in that quarter. As such, there is no similar non-cash credit in the current period.

After non-cash credits, interest expense and credit for taxes, the Partnership's net loss for the period was $26.5 million, or $0.49 per diluted limited partner unit, compared with a net loss of $24.6 million, or $0.46 per unit, a year ago.

Commenting on the upcoming season, Kinzel said, "With our 2006 summer season about to begin, we are confident that the $58 million in capital we are investing in our parks this year, combined with the new pricing structure at Cedar Point and Knott's Berry Farm, will position the Partnership for another successful year. World's of Fun's new inverted coaster, Patriot, is receiving a tremendous response in its market. The Patriot is every bit as exciting to ride as we hoped it would be. We also expect that the addition of SkyHawk, the world's highest swing ride, at Cedar Point and eXtreme Swing, another high-powered swing ride, at Valleyfair, will contribute to very strong seasons at those parks."

Kinzel also noted that the other attractions being added for the 2006 season, including Grand Rapids, a river rapids ride, at Michigan's Adventure, and new wave pools at Dorney Park and Geauga Lake, are expected to be ready for the peak summer season.

"While the first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new rides and attractions thus far," Kinzel continued. "We are hopeful that we can carry the momentum that we had at the end of 2005 into the 2006 operating season. We remain optimistic that we can generate revenue growth of 3-5% over last year's $569 million level, as well as full-year adjusted EBITDA in the $195-205 million range," he concluded.

The Partnership will host a conference call with analysts at 11:00 a.m. Eastern Time on Tuesday, May 2, 2006, which will be web cast live in "listen only" mode via the Cedar Fair web site (www.cedarfair.com). It will be available for replay starting at approximately 1:00 p.m. ET, Tuesday, May 2, 2006, until midnight ET, Tuesday, May 16, 2006. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #7285027.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul, Minnesota; Worlds of Fun, located in Kansas City, Missouri; Geauga Lake & Wildwater Kingdom near Cleveland, Ohio; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also owns and operates the Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio.

Some of the statements contained in this news release constitute forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays, and other factors could affect attendance at the parks and cause actual results to differ materially from the Partnership's expectations.

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Cedar Fair, L.P.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit)	3/26/06	3/27/05	3/26/06	12/31/04

Net revenues:

Admissions	$ 8,519	$ 8,181	$ 292,746	$ 275,890
Food, merchandise and games	11,782	11,234	219,642	211,017
Accommodations and other	3,644	5,386	55,463	56,656

Total net revenues	23,945	24,801	567,851	543,563
Cash operating costs and expenses	48,153	47,837	374,823	374,276

Adjusted EBITDA (a)	(24,208)	(23,036)	193,028	169,287
Depreciation and amortization	3,474	3,454	55,785	50,701
Non-cash unit option expense	12	955	170	4,116

Operating income (loss)	(27,694)	(27,445)	137,073	114,470
Interest expense	7,201	6,501	26,905	25,972
Other (income)	-	(459)	-	(4,059)

Income (loss) before taxes	(34,895)	(33,487)	110,168	92,557
Provision (credit) for taxes	(8,391)	(8,923)	(48,744)	18,271

Net income (loss)	$ (26,504)	$ (24,564)	$ 158,912	$ 74,286

Weighted average units
outstanding - diluted	53,853	53,487	54,931	53,968

Per limited partner unit:
Net income (loss) - diluted	$ (0.49)	$ (0.46)	$ 2.89	$ 1.38
Cash distributions declared	$ 0.47	$ 0.46	$ 1.85	$ 1.81

Balance Sheet Data:
Total assets	$1,037,886	$1,020,757
Total long-term debt	544,600	536,261
Total partners' equity	382,712	323,035

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. The Partnership believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.